Exhibit 10.1

RETIREMENT AGREEMENT AND GENERAL RELEASE

This Retirement Agreement and General Release (this “Agreement”) is made and entered into by and between Piedmont Office Realty Trust, Inc. (“Employer”) and Donald A. Miller (“Executive”).

WHEREAS, Executive’s employment with Employer will end on June 30, 2019, as the result of Executive’s retirement (the “Retirement Date”).

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, covenant and agree as follows.

1.	Retirement. Effective on the Retirement Date, Executive’s status as an employee of Employer shall cease in its entirety. On and after the Retirement Date, Executive will not hold himself out as an employee, agent, or authorized representative of Employer, and shall not negotiate or enter into any agreements on behalf of Employer, or otherwise attempt to bind Employer. Pursuant to the terms of Executive’s employment agreement dated February 2, 2007, and amended on September 8, 2011 (the “Employment Agreement”), Employer will pay Executive the following amounts in connection with Executive’s retirement:

(i)	any accrued but unpaid Base Salary (as defined in the Employment Agreement) through the Retirement Date;

(ii)	a payment in respect of unpaid, but accrued and unused vacation/PTO through the Retirement Date in accordance with Employer’s vacation/PTO policy;

(iii)	any Annual Bonus (as defined in the Employment Agreement) earned but unpaid as of the Retirement Date for any previously completed fiscal year;

(iv)	reimbursement for any unreimbursed business expenses properly incurred by Executive through the Retirement Date; and

(v)	A payment of a portion of each award under the Piedmont Office Realty Trust, Inc. Long-Term Incentive Program (“LTIP”) described below for the applicable performance cycle based on Employer’s total shareholder return (“TSR”) relative to the TSR of the companies in the Employer’s Peer Group (as set forth in the LTIP) determined as of the Retirement Date. The percentage of each Target Amount (as defined below) earned will then be multiplied by a fraction, the numerator of which equals the number of days during the applicable performance cycle that Executive was actively employed by Employer and the denominator of which equals the number of days in the applicable performance cycle. Executive’s outstanding LTIP awards are the following:

a)	On May 17, 2018, Executive was granted an award under the LTIP, equal to 72,870 shares of common stock at target (the “2018-2020 Target Amount”), and

b)	On May 18, 2017, Executive was granted an award under the LTIP equal to 58,466 shares of common stock at target (the “2017-2019 Target Amount”).

Items (i) through (v) above are collectively referred to as the “Accrued Benefits”. The Accrued Benefits shall be paid by Employer to Employee in cash within 30 days after the Retirement Date. Executive acknowledges that other than the Accrued Benefits, he is not entitled to any additional payments or benefits under his Employment Agreement.

2.	Benefits Termination. Except for any Accrued Benefits otherwise set forth in this Agreement, Executive’s coverage under the benefit plans of Employer and his participation in and eligibility for any compensation, bonus, or equity plans or practices of Employer will cease on the Retirement Date. Executive may elect such insurance continuation or conversion as may be available under the applicable benefit plan terms and applicable law for the period after the Retirement Date so long as he makes a valid election for such continuation and makes the payments necessary for continuation or conversion.

3.	Retirement Benefits. In exchange for Executive entering into and not revoking this Agreement and his continued compliance with the terms and conditions of this Agreement and his other obligations and further contingent upon Executive executing, delivering and not revoking the Supplemental Release attached hereto as Exhibit A, Employer will pay or provide to Executive the following additional benefits:

(i)	On May 17, 2018, Executive was granted 81,453 time-vested deferred stock units (“Units”) under the Piedmont Office Realty Trust, Inc. 2007 Omnibus Incentive Plan (the “Incentive Plan”). Pursuant to this Section 3, any of the 40,727 Units that remain unvested on the Retirement Date shall become fully vested on the Retirement Date and shall be paid in accordance with the terms of the award agreement.

(ii)	On May 18, 2017, Executive was granted 66,066 Units under the Incentive Plan. Pursuant to this Section 3, any of the 16,517 Units that remain unvested on the Retirement Date shall become fully vested on the Retirement Date and shall be paid in accordance with the terms of the award agreement.

(iii)	Any grant of Units under the Incentive Plan made during 2019 shall become fully vested on the Retirement Date and shall be paid in accordance with the terms of the award agreement.

(iv)	A retirement payment equal to $1,050,000.00 to be paid within 30 days after the Retirement Date.

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(v)	The Employer agrees to pay the entire COBRA premium for Executive’s continued medical coverage following Executive’s Retirement Date, provided that Executive makes a valid COBRA election. Executive acknowledges that such benefit continuation is intended, and shall be deemed, to satisfy the obligations of Employer and any of its subsidiaries and affiliates to provide continuation of benefits under COBRA for such period. Executive’s entitlement to benefits pursuant to this paragraph shall cease if, during such period, Executive is employed by or otherwise is rendering services to a third party for which Executive is entitled to receive medical benefits.

(vi)	A payment of a portion of the Target Amount (as defined in the applicable award agreement) granted to Executive under the LTIP for the 2019 – 2021 performance cycle based on Employer’s TSR relative to the TSR of the companies in the Employer’s Peer Group (as set forth in the LTIP) determined as of the Retirement Date. The portion of the Target Amount will then be multiplied by a fraction, the numerator of which equals the number of days during such performance cycle that Executive was actively employed by Employer and the denominator of which equals the number of days in such performance cycle, and such portion will be paid to Executive within 30 days after the Retirement Date.

Executive acknowledges that in the absence of his executing, and not revoking, this Agreement, he would not otherwise be entitled to accelerated vesting of the Units described in this Section 3 (the “Retirement Benefits”).

4.	Board Service. Employer’s Board of Directors (the “Board”) will include Executive as a nominee for election to the Board at the 2019 Annual Meeting of Shareholders, with a term of office expiring at the Employer’s 2020 Annual Meeting of Shareholders or until his successor is duly elected and qualified (the “2019 Term”). Executive will not stand for re-election following the 2019 Term. Executive will receive pro-rata cash and equity compensation for his service as a non-employee director for the period from the Retirement Date through the end of the 2019 Term based on Employer’s director compensation program in effect during the 2019 Term.

5.	General Release.

A.	Executive unconditionally, irrevocably and absolutely releases and discharges Employer, and any and all parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Employer, past and present, as well as Employer’s past and present employees, officers, directors, partners, members, shareholders, insurers, employee benefit plans and fiduciaries, attorneys, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them at any time up to and including the date of Executive’s execution of this Agreement, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with Employer, the termination of Executive’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with Employer that may be released under applicable law (the “Released Claims”). This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of federal, state or local law (including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act (with respect to unvested benefits), and all claims for attorneys’ fees, costs and expenses.

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B.	Notwithstanding the broad scope of the release set forth in this Section 4.A, this Agreement is not intended to bar, and the defined term “Released Claims” does not include, any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits or Executive’s right to provide information to, participate in a proceeding before, or pursue relief from the National Labor Relations Board, the Equal Employment Opportunity Commission (the “EEOC”), or the Securities and Exchange Commission (“SEC”), and other similar federal, state, or local government agencies (collectively, “Government Agencies”). Provided, however, that if Executive does pursue an administrative claim that may not be waived as a matter of law, or such a claim is pursued on Executive’s behalf, Executive expressly waives Executive’s individual right to recovery of any type, including monetary damages or reinstatement, for any such claim, except that this limitation on monetary recovery will not apply to claims for workers’ compensation, unemployment insurance benefits, or proceedings before the SEC.

C.	Employer, on behalf of itself and anyone claiming through it, unconditionally, irrevocably and absolutely releases and discharges Executive, his heirs, executors and assigns (the “Executive Parties”) from all claims related in any way to the transactions or occurrences between them at any time up to and including the date of Employer’s execution of this Agreement, to the fullest extent permitted by law, which are known by the General Counsel and/or the Chief Executive Officer of Employer as of the date of execution of this Agreement (the “Employer Released Claims”); provided that such released claims shall not include any claim with respect to which (i) in the case of any civil action or proceeding, Executive did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Employer, or (ii) in the case of any criminal action or proceeding, Executive had reasonable cause to believe his conduct was unlawful.

D.	Executive and Employer acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the Released Claims and the Employer Released Claims and agree, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

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E.	Executive and Employer declare and represent that they intend this Agreement to be complete and not subject to any claim of mistake, and that the releases herein expresses a full and complete release of the Released Claims and Employer Released Claims and they intend the releases herein to be final and complete. Executive and Employer execute this Agreement with the full knowledge that the releases herein cover all Released Claims against the Released Parties, and all Employer Released Claims against the Executive Parties, to the fullest extent permitted by law.

F.	By execution of this Agreement, Executive represents that (a) Executive has been paid or otherwise received all wages, vacation, bonuses, or other amounts owed to Executive by Employer, other than those specifically addressed in this Agreement, and (b) Executive has not been denied any request for leave or accommodation to which Executive believes Executive was legally entitled, and Executive was not otherwise deprived of any of Executive’s rights under the Family and Medical Leave Act, the Americans with Disabilities Act, or any similar state or local statute.

G.	Executive does not release any right to indemnification under the charter and bylaws of Employer, or any of Executive’s rights as a shareholder.

6.	Covenant Not to Sue. Except as otherwise provided in this Agreement, Executive and Employer agree that they are precluded from and are waiving all rights to sue based on the Released Claims and the Employer Released Claims, respectively, or to obtain equitable, remedial or punitive relief from any or all of the Released Parties or the Executive Parties of any kind whatsoever based on the Released Claims or Employer Released Claims, respectively, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Executive and Employee represent that, as of the dates of their respective executions of this Agreement, neither Executive nor Employer, respectively, have filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the other or any of the other Released Parties or Employer Released Parties, respectively, in any court or with any governmental agency and, to the best of such party’s knowledge, no person or entity has filed any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Employer or Executive or any of the other Released Parties or Employer Released Parties, Executive and Employer, respectively, further represent that they have not assigned, or purported to assign, their right to file any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the other party or any of the other Released Parties or Employer Released Parties to any other person or entity.

7.	Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Executive is advised to consult with an attorney before executing this Agreement.

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A.	ADEA Release and Waiver. By entering into this Agreement, Executive is giving up important rights, including, but not limited to, any rights and claims that may exist under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”).

B.	Acknowledgments. Executive acknowledges and agrees that (a) Executive has read and understands the terms of this Agreement; (b) Executive has been advised in writing, by this Agreement, to consult with an attorney before executing this Agreement; (c) Executive has obtained and considered such legal counsel as Executive deems necessary; and (d) by signing this Agreement, Executive acknowledges that Executive does so freely, knowingly, and voluntarily.

C.	Time to Consider. Executive has 21 days to consider whether or not to enter into this Agreement and return a signed copy to Employer (although Executive may elect not to use the full 21 day period at Executive’s option). Any change(s) made to this Agreement by the parties during the 21-day consideration period will not restart the running of the 21-day consideration period. Employer’s offer will expire at the end of the 21-day consideration period.

D.	Revocation Right. For a period of seven (7) calendar days following Executive’s execution of this Agreement, Executive may revoke this Agreement by delivering a written notice of revocation to Employer’s Chief Financial Officer, by 5:00 p.m. EST. This Agreement shall not become effective or enforceable until the eighth (8th) day after the Executive has signed this Agreement without having revoked it.

E.	Effect of Revocation. If Executive exercises Executive’s right to revoke this Agreement, the Executive shall not be entitled to the Retirement Benefits as detailed above.

F.	Preserved Rights of Executive. This Agreement does not waive or release any rights or claims that arise after the execution of this Agreement by Executive. In addition, this Agreement does not prohibit Executive from challenging the validity of this Agreement’s waiver and release of claims under the ADEA.

8.	Restrictive Covenants. This Agreement does not supersede any prior agreement or promise between Executive and any of the Released Parties regarding confidentiality, non-competition, non-disclosure or non-solicitation, and any and all such agreements and promises shall remain in full force and effect, and Executive acknowledges and reaffirms his post-employment obligations and other restrictive covenants that are set forth in the Employment Agreement (Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6 and 5.7); provided, however, that notwithstanding any provision contained in the Employment Agreement, Executive is not restricted in any way from communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer. If Executive materially breaches Section 5.1, 5.2, 5.4 and/or 5.5 of the Employment Agreement or breaches Section 5.3 of the Employment Agreement, Executive must repay to Employer the amounts described in Section 3 of this Agreement within 10 days after demand by Employer, and Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive or other relief to enforce such promises and covenants.

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9.	No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

10.	Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach hereof.

11.	No Waiver. Any failure or forbearance by Employer or Executive to exercise any right or remedy with respect to enforcement of this Agreement shall not be construed as a waiver of Employer’s or Executive’s rights or remedies, nor shall such failure or forbearance operate to modify this Agreement or such instruments in the absence of a writing. No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by both parties to this Agreement. The waiver by Employer or Executive of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, nor shall any waiver operate or be construed as a rescission of this Agreement.

12.	Successors. The provisions of this Agreement shall inure to the benefit of Employer, its successors and assigns, and shall be binding upon Employer, its successors and assigns, and Executive and Executive’s heirs, administrators and assigns.

13.	Acknowledgement. The parties represent that they have read this Agreement, that they understand all of its terms, and that in executing this Agreement they do not rely and have not relied upon any representations or statements made by the other with regard to the subject matter, basis, or effect of this Agreement.

14.	Severability; Modification. Executive and Employer further agree that if any provision of this Agreement is held to be unenforceable, such provision shall be considered to be separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions. If this Agreement is held to be unenforceable as written, but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law.

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15.	Section 409A. This Agreement is intended to comply with Section 409 of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A if and to the extent required under Section 409A. To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, (i) such reimbursement or benefit will be provided no later than December 31 of the year following the year in which the expense was incurred; (ii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year; and (iii) the right to reimbursement of expenses or in-kind benefits may not be liquidated or exchanged for any other benefit. Any provision of this Agreement to the contrary notwithstanding, if the Executive is deemed to be a “specified employee” (within the meaning of Section 409A), then with regard to any payment or benefit under this Agreement that is “deferred compensation” (within the meaning of Section 409A) and which is paid as a result of the Executive’s “separation from service” (within the meaning of Section 409A), such payment or benefit shall be made or provided at the date which is the earlier of (A) six (6) months and one (1) day following the date of the Executive’s separation from service, and (B) the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to the preceding sentence (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Whenever payments are to be made in installments, each such installment shall be deemed to be a separate payment for purposed of Section 409A. The Employer makes no representation or warranty and shall have no liability to you or any other person if any provision of this Agreement are determined to constitute deferred compensation subject to Section 409A, but do not satisfy an exemption from, or the conditions of, Section 409A.

16.	Entire Agreement. This Agreement: (i) contains and constitutes the entire understanding and agreement between them with respect to its subject matter; (ii) supersedes and cancels any previous negotiations, agreements, commitments, and writings with respect to that subject matter; (iii) may not be released, discharged, abandoned, supplemented, changed or modified in any manner except by a writing of concurrent or subsequent date signed by both parties; and (iv) shall be construed and enforced in accordance with the laws of the State of Georgia, without regard to its conflicts of laws provisions.

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED THEREIN. THE PARTIES HAVE OBTAINED AND CONSIDERED SUCH LEGAL COUNSEL AS EACH DEEMS NECESSARY TO ENTER INTO THIS AGREEMENT. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATE(S) SET FORTH BELOW.

Executive

/s/ Donald A. Miller
Name: Donald A. Miller

Date:	3/19/19

PIEDMONT OFFICE REALTY TRUST, INC.

By:	/s/ Frank McDowell
Its:	Chairman of the Board

Date:	March 19, 2019

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EXHIBIT A

SUPPLEMENTAL RELEASES

Donald A. Miller (“Executive”) unconditionally, irrevocably and absolutely releases and discharges Piedmont Office Realty Company, Inc. (“Company”) and any and all parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company’s past and present employees, officers, directors, partners, members, shareholders, insurers, employee benefit plans and fiduciaries, attorneys, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them at any time up to and including the date of Executive’s execution of this Supplemental Release, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with Company, the termination of Executive’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with Company that may be released under applicable law (the “Released Claims”). This Supplemental Release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of federal, state or local law (including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act (with respect to unvested benefits), and all claims for attorneys’ fees, costs and expenses.

This Supplemental Release is not intended to bar, and the defined term “Released Claims” does not include, any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits or Executive’s right to provide information to, participate in a proceeding before, or pursue relief from the National Labor Relations Board, the Equal Employment Opportunity Commission (the “EEOC”), or the Securities and Exchange Commission (“SEC”), and other similar federal, state, or local government agencies (collectively, “Government Agencies”). Provided, however, that if Executive does pursue an administrative claim that may not be waived as a matter of law, or such a claim is pursued on Executive’s behalf, Executive expressly waives Executive’s individual right to recovery of any type, including monetary damages or reinstatement, for any such claim, except that this limitation on monetary recovery will not apply to claims for workers’ compensation, unemployment insurance benefits, or proceedings before the SEC.

Employer, on behalf of itself and anyone claiming through it, unconditionally, irrevocably and absolutely releases and discharges Executive, his heirs, executors and assigns (the “Executive Parties”) from all claims related in any way to the transactions or occurrences between them at any time up to and including the date of Employer’s execution of this Supplemental Release, to the fullest extent permitted by law, which are known by the General Counsel and/or the Chief Executive Officer of Employer as of the date of execution of this Supplemental Release (the “Employer Released Claims”); provided that such released claims shall not include any claim with respect to which (i) in the case of any civil action or proceeding, Executive did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Employer, or (ii) in the case of any criminal action or proceeding, Executive had reasonable cause to believe his conduct was unlawful.

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Executive and Employer acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the Released Claims and Employer Released Claims and agree, nonetheless, that the Supplemental Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

Executive and Employer declare and represent that they intend this Supplemental Release to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of the Released Claims and intend the release herein to be final and complete. Executive and Employer execute this Supplemental Release with the full knowledge that the release herein covers all Released Claims against the Released Parties, and are Employer Related Claims against the Executive Parties to the fullest extent permitted by law.

By execution of this Supplemental Release, Executive represents that (a) Executive has been paid or otherwise received all wages, vacation, bonuses, or other amounts owed to Executive by Employer, other than those specifically addressed in the Retirement Agreement and General Release, and (b) Executive has not been denied any request for leave or accommodation to which Executive believes Executive was legally entitled, and Executive was not otherwise deprived of any of Executive’s rights under the Family and Medical Leave Act, the Americans with Disabilities Act, or any similar state or local statute.

Executive does not release any right to indemnification under the charter and bylaws of Employer, or any of Executive’s rights as a shareholder.

Except as otherwise provided in this Supplemental Release, Executive agrees that Executive is precluded from and is waiving all rights to sue based on the Released Claims or to obtain equitable, remedial or punitive relief from any or all of the Released Parties of any kind whatsoever based on the Released Claims, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Executive represents that, as of the date of Executive’s signing this Supplemental Release, Executive has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court or with any governmental agency and, to the best of Executive’s knowledge, no person or entity has filed any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties on Executive’s behalf. Executive further represents that Executive has not assigned, or purported to assign, Executive’s right to file any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties to any other person or entity.

This Supplemental Release is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Executive is advised to consult with an attorney before executing this Supplemental Release.

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A.	ADEA Release and Waiver. By entering into this Supplemental Release, Executive is giving up important rights, including, but not limited to, any rights and claims that may exist under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”).

B.	Acknowledgments. Executive acknowledges and agrees that (a) Executive has read and understands the terms of this Supplemental Release; (b) Executive has been advised in writing, by this Supplemental Release, to consult with an attorney before executing this Supplemental Release; (c) Executive has obtained and considered such legal counsel as Executive deems necessary; and (d) by signing this Supplemental Release, Executive acknowledges that Executive does so freely, knowingly, and voluntarily.

C.	Time to Consider. Executive has 21 days to consider whether or not to enter into this Supplemental Release and return a signed copy to Employer (although Executive may elect not to use the full 21 day period at Executive’s option). Any change(s) made to this Supplemental Release by the parties during the 21-day consideration period will not restart the running of the 21-day consideration period. Employer’s offer will expire at the end of the 21-day consideration period.

D.	Revocation Right. For a period of seven (7) calendar days following Executive’s execution of this Supplemental Release, Executive may revoke this Supplemental Release by delivering a written notice of revocation to the Employer’s Chief Financial Officer, by 5:00 p.m. EST. This Supplemental Release shall not become effective or enforceable until the eighth (8th) day after the Executive has signed this Supplemental Release without having revoked it.

E.	Effect of Revocation. If Executive exercises Executive’s right to revoke this Supplemental Release, the Executive shall not be entitled to the Retirement Benefits as detailed above.

F.	Preserved Rights of Executive. This Supplemental Release does not waive or release any rights or claims that arise after the execution of this Supplemental Release by Executive. In addition, this Supplemental Release does not prohibit Executive from challenging the validity of this Supplemental Release’s waiver and release of claims under the ADEA.

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THE PARTIES TO THIS SUPPLEMENTAL RELEASE HAVE READ THE FOREGOING SUPPLEMENTAL RELEASE AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED THEREIN. THE PARTIES HAVE OBTAINED AND CONSIDERED SUCH LEGAL COUNSEL AS EACH DEEMS NECESSARY TO ENTER INTO THIS SUPPLEMENTAL RELEASE. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SUPPLEMENTAL RELEASE ON THE DATES SHOWN BELOW.

Executive

Name: Donald A. Miller

Date:

PIEDMONT OFFICE REALTY TRUST, INC.

By:
Its:

Date:

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